                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 6

                                       TO

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934

                            REUNION INDUSTRIES, INC.
                      (formerly Reunion Resources Company)
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                  761312-10-7
                             (FORMERLY 761314-10-3)
                                 (CUSIP Number)

                             BRIAN D. BEGLIN, ESQ.
                             RICHARDS & O'NEIL, LLP
                                885 THIRD AVENUE
                               NEW YORK, NEW YORK
                                     10022
                                 (212) 207-1200
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                 JUNE 14, 2000
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

                                 SCHEDULE 13D

CUSIP NO. 761312-10-7

                     REUNION INDUSTRIES, INC. SCHEDULE 13D

                                AMENDMENT NO. 6

     This Amendment No. 6 ("AMENDMENT NO. 6") is jointly filed by Charles E. Bradley, Sr., the Charles E. Bradley Family Limited Partnership, John G. Poole, the John G. Poole Family Limited Partnership and Kimball J. Bradley (collectively, the "FILING PERSONS") to amend a Statement on Schedule 13D, dated as of June 28, 1995 (the "SCHEDULE 13D"), as amended by Amendment No. 1, dated as of June 25, 1998, Amendment No. 2, dated as of March 30, 1999, Amendment No. 3, dated as of July 30, 1999, Amendment No. 4, dated as of April 3, 2000 and Amendment No. 5, dated as of April 13, 2000.

     This Amendment No. 6 is being filed solely to indicate that the Filing Persons no longer may be deemed to constitute a group as of June 14, 2000. Accordingly, this Amendment No. 6 only amends Item 7 of the Schedule 13D.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

     Item 7 is hereby amended by adding the following at the beginning thereof:

          1.   Joint Filing Agreement among the Filing Persons.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:  June 30, 2000

                                    CHARLES E. BRADLEY, SR. FAMILY LIMITED
                                    PARTNERSHIP


                                    By: /s/  Charles E. Bradley, Sr.
                                       ---------------------------------------
                                       Charles E. Bradley, Sr., General Partner


                                    /s/  Charles E. Bradley, Sr.
                                    ------------------------------------------
                                    Charles E. Bradley, Sr.

                                    JOHN GRIER FAMILY LIMITED PARTNERSHIP

                                    By: /s/  John G. Poole
                                       ---------------------------------------
                                       John G. Poole, General Partner


                                    /s/  John G. Poole
                                    ------------------------------------------
                                    John G. Poole

                                 SCHEDULE 13D

CUSIP NO. 761312-10-7

                                   /s/  Kimball J. Bradley
                                   -------------------------------------------
                                   Kimball J. Bradley